CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AMG Funds I of our reports dated December 22, 2022, relating to the financial statements and financial highlights, which appears in AMG Frontier Small Cap Growth Fund’s, AMG GW&K Core Bond ESG Fund’s, AMG River Road Large Cap Value Select Fund’s, AMG Veritas China Fund’s, and AMG Veritas Global Focus Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2022. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

February 28, 2023